November 8,
2005



Mail Stop 4561

David Stowell
55 Brookville Road
Glen Head
New York, NY 11545

      Re:	Reeves Telecom Limited Partnership
		Form 10-K for the year ended December 31, 2004
		Forms 10-Q for the quarters ended March 31, 2005 and June
30, 2005
		File No. 000-09305

Dear Mr. Stowell:


      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3414 if you have questions.




							Sincerely,



            Jorge Bonilla
      Senior Staff Accountant



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David Stowell
Reeves Telecom Limited Partnership
August 26, 2005
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